SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to § 240.14a-12
SCS Transportation, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     1) Title of each class of securities to which transaction applies:

     2) Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4) Proposed maximum aggregate value of transaction:

     5) Total fee paid:

     ☐ Fee paid previously with preliminary materials.

     ☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:

     2) Form, Schedule or Registration Statement No.:

     3) Filing Party:

     4) Date Filed:

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held April 20, 2006

To Our Shareholders:

We cordially invite you to attend the 2006 annual meeting of shareholders of SCS Transportation, Inc. The meeting will take place at the Marriott Country Club Plaza, 4445 Main Street, Kansas City, MO 64111 on April 20, 2006, at 10:00 a.m. local time. We look forward to your attendance either in person or by proxy.

The purpose of the meeting is to:

1. Elect three directors, each for a term of three years;

2. Ratify the appointment of KPMG LLP as SCS Transportation’s independent auditors for fiscal year 2006; and

3. Transact any other business that may properly come before the meeting and any postponement or adjournment of the meeting.

Only shareholders of record at the close of business on February 21, 2006 may vote at the meeting or any postponements or adjournments of the meeting.

By order of the Board of Directors,

James J. Bellinghausen
Secretary
March 10, 2006

Please complete, date, sign and return the accompanying proxy card or vote electronically via the Internet or by telephone. The enclosed return envelope requires no additional postage if mailed in either the United States or Canada.

If you are a registered shareholder, you may elect to have next year’s proxy statement and annual report made available to you via the Internet. We strongly encourage you to enroll in this service. It is a cost-effective way for us to send you proxy materials and annual reports.

Your vote is very important. Please vote whether or not you plan to attend the meeting.

SCS Transportation, Inc.
4435 Main Street, Suite 930
Kansas City, MO 64111

2006 PROXY STATEMENT

The Board of Directors of SCS Transportation, Inc. (“SCS Transportation” or the “Company”) is furnishing you this proxy statement in connection with the solicitation of proxies on its behalf for the 2006 annual meeting of shareholders. The meeting will take place at the Marriott Country Club Plaza, 4445 Main Street, Kansas City, MO 64111 on April 20, 2006, at 10:00 a.m. local time. At the meeting, shareholders will vote on the election of three directors, the ratification of the appointment of KPMG LLP as SCS Transportation’s independent auditors for fiscal year 2006, and will transact any other business that may properly come before the meeting although we know of no other business to be presented.

By submitting your proxy (either by signing and returning the enclosed proxy card or by voting electronically on the Internet or by telephone), you authorize Douglas W. Rockel, a director of SCS Transportation, John J. Holland, a director of SCS Transportation, and James J. Bellinghausen, SCS Transportation’s Vice President — Finance, Chief Financial Officer and Secretary, to represent you and vote your shares at the meeting in accordance with your instructions. They also may vote your shares to adjourn the meeting and will be authorized to vote your shares at any postponements or adjournments of the meeting.

SCS Transportation’s Annual Report to Shareholders for the fiscal year ended December 31, 2005, which includes SCS Transportation’s audited annual financial statements, accompanies this proxy statement. Although the Annual Report is being distributed with this proxy statement, it does not constitute a part of the proxy solicitation materials and is not incorporated by reference into this proxy statement.

We are first sending this proxy statement, form of proxy and accompanying materials to shareholders on or about March 10, 2006.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE PROMPTLY SUBMIT YOUR PROXY EITHER IN THE ENCLOSED ENVELOPE, VIA THE INTERNET OR BY TELEPHONE.

INFORMATION ABOUT THE ANNUAL MEETING

What is the purpose of the annual meeting?

At the annual meeting, the shareholders will be asked to:

1. Elect three directors, each for a term of three years; and

2. Ratify the appointment of KPMG LLP as SCS Transportation’s independent auditors for fiscal year 2006.

Shareholders also will transact any other business that may properly come before the meeting. Members of SCS Transportation’s management team and a representative of KPMG LLP, SCS Transportation’s independent auditors, will be present at the meeting to respond to appropriate questions from shareholders.

Who is entitled to vote?

The record date for the meeting is February 21, 2006. Only shareholders of record at the close of business on that date are entitled to vote at the meeting. The only class of stock entitled to be voted at the meeting is SCS Transportation’s common stock. Each outstanding share of common stock is entitled to one vote for all matters before the meeting. At the close of business on the record date there were 14,632,162 shares of SCS Transportation common stock outstanding.

Am I entitled to vote if my shares are held in “street name”?

If your shares are held by a bank or brokerage firm, you are considered the “beneficial owner” of shares held in “street name.” If your shares are held in street name, these proxy materials are being forwarded to you by your bank or brokerage firm (the “record holder”), along with a voting instruction card. As the beneficial owner, you have the right to direct your record holder how to vote your shares, and the record holder is required to vote your shares in accordance with your instructions. If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given.

As the beneficial owner of shares, you are invited to attend the annual meeting. If you are a beneficial owner, however, you may not vote your shares in person at the meeting unless you obtain a proxy form from the record holder of your shares.

How many shares must be present to hold the meeting?

A quorum must be present at the meeting for any business to be conducted. The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum. Proxies received but marked as abstentions or treated as broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

What if a quorum is not present at the meeting?

If a quorum is not present at the scheduled time of the meeting, the shareholders who are represented may adjourn the meeting until a quorum is present. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice will be given.

How do I vote?

1. You May Vote by Mail.  If you properly complete and sign the accompanying proxy card and return it in the enclosed envelope, it will be voted in accordance with your instructions. The enclosed envelope requires no additional postage if mailed in either the United States or Canada.

2. You May Vote by Telephone or on the Internet.  If you are a registered shareholder (that is, if you hold your stock directly and not in street name), you may vote by telephone or on the Internet by following the instructions included on the proxy card. If you vote by telephone or on the Internet, you do not have to mail in your proxy card. Internet and telephone voting are available 24 hours a day. Votes submitted through the Internet or by telephone must be received by 11:59 p.m. Eastern time on April 19, 2006.

If your shares are held in street name, you still may be able to vote your shares electronically by telephone or on the Internet. A large number of banks and brokerage firms participate in a program provided through ADP Investor Communications Services that offers telephone and Internet voting options. If your shares are held in an account at a bank or brokerage firm that participates in the ADP program, you may vote those shares electronically by telephone or on the Internet by following the instructions set forth on the voting form provided to you.

NOTE:	If you are a registered shareholder, you may elect to have next year’s proxy statement and annual report made available to you via the Internet. We strongly encourage you to enroll in this service. It is a cost-effective way for us to send you proxy materials and annual reports.

3. You May Vote in Person at the Meeting.  If you are a registered shareholder and attend the meeting, you may deliver your completed proxy card in person. Additionally, we will pass out written ballots to registered shareholders who wish to vote in person at the meeting. Beneficial owners of shares held in street name who wish to vote at the meeting will need to obtain a proxy form from their record holder.

Can I change my vote after I submit my proxy?

Yes, you may revoke your proxy and change your vote:

•	by signing another proxy with a later date;

•	by voting by telephone or on the Internet (your latest telephone or Internet vote is counted); or

•	if you are a registered shareholder, by giving written notice of such revocation to the Secretary of SCS Transportation prior to or at the meeting or by voting in person at the meeting.

Your attendance at the meeting itself will not revoke your proxy unless you give written notice of revocation to the Secretary before your proxy is voted or you vote in person at the meeting.

Who will count the votes?

ADP Investor Communication Services will tabulate and certify the votes. A representative of ADP Investor Communication Services will serve as an inspector of election.

How does the Board of Directors recommend I vote on the proposals?

Your Board recommends that you vote:

•	FOR the election of the three nominees to the Board of Directors; and

•	FOR the ratification of KPMG LLP as SCS Transportation’s independent auditors.

What if I do not specify how my shares are to be voted?

If you submit a proxy but do not indicate any voting instructions, your shares will be voted:

•	FOR the election of the three nominees to the Board of Directors; and

•	FOR the ratification of KPMG LLP as SCS Transportation’s independent auditors.

Will any other business be conducted at the meeting?

We know of no other business that will be presented at the meeting. If any other matter properly comes before the shareholders for a vote at the meeting, however, the proxy holders will vote your shares in accordance with their best judgment.

How many votes are required to elect the director nominees?

The affirmative vote of a majority of the votes cast at the meeting is required to elect the three nominees as directors. This means that the three nominees will be elected if they receive the affirmative vote of a majority of shares present at the meeting in person or by proxy and entitled to vote. If you vote “Withheld” with respect to one or more nominees, your shares will not be voted with respect to the person or persons indicated, although they will be counted for purposes of determining whether there is a quorum.

What happens if a nominee is unable to stand for election?

If a nominee is unable to stand for election, the Board of Directors may either reduce the number of directors to be elected or select a substitute nominee. If a substitute nominee is selected, the proxy holders will vote your shares for the substitute nominee, unless you have withheld authority.

How many votes are required to ratify the appointment of SCS Transportation’s independent auditors?

The ratification of the appointment of KPMG LLP as SCS Transportation’s independent auditors requires the affirmative vote of a majority of the shares present at the meeting in person or by proxy and entitled to vote.

How will abstentions be treated?

Abstentions will be treated as shares present for quorum purposes and entitled to vote, so they will have the same practical effect as votes against a proposal.

How will broker non-votes be treated?

Broker non-votes will be treated as shares present for quorum purposes, but not entitled to vote, so they will not affect the outcome of any proposal.

PROPOSAL 1

ELECTION OF DIRECTORS

Current Nominees

The Board of Directors currently consists of eight directors divided into three classes (Class I, Class II and Class III). Directors in each class are elected to serve for three-year terms that expire in successive years. The terms of the Class I directors will expire at the upcoming annual meeting. The Board of Directors has nominated Herbert A. Trucksess, III, James A. Olson and Jeffrey C. Ward for election as Class I directors for three-year terms expiring at the annual meeting of shareholders to be held in 2009 and until their successors are elected and qualified. Mr. Trucksess, Mr. Olson and Mr. Ward currently serve as Class I directors. Mr. Ward was elected to the Board in connection with a settlement agreement between the Company and the Ramius Group (as hereinafter defined) dated March 2, 2006. Pursuant to the settlement agreement, the Company agreed to nominate Mr. Ward for election at the 2006 annual meeting, and to solicit proxies for his election. The Ramius Group agreed to vote for each of the nominees for election to the Board at the 2006 annual meeting.

Each nominee has consented to being named in this proxy statement and has agreed to serve if elected. If a nominee is unable to stand for election, the Board of Directors may either reduce the number of directors to be elected or select a substitute nominee. If a substitute nominee is selected, the proxy holders will vote your shares for the substitute nominee, unless you have withheld authority.

The affirmative vote of a majority of the votes cast at the meeting is required to elect the three nominees as directors. This means that the three nominees will be elected if they receive the affirmative vote of a majority of shares present at the meeting in person or by proxy and entitled to vote.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE THREE NOMINEES.

The following table sets forth, with respect to each nominee, the nominee’s name, age, principal occupation and employment during the past five years, the year in which the nominee first became a director of SCS Transportation and directorships held in other public companies.

NOMINEES FOR ELECTION AS
CLASS I DIRECTORS FOR A THREE-YEAR
TERM EXPIRING AT THE 2009 ANNUAL MEETING

Director, Year First Elected as Director	Age	Principal Occupation, Business and Directorships

Herbert A. Trucksess, III, 2000	56	Mr. Trucksess is Chairman of the Board of Directors, President and Chief Executive Officer of SCS Transportation. He was named President and Chief Executive Officer of the Yellow Regional Transportation Group (now SCS Transportation, Inc.) in February 2000.
James A. Olson, 2002	63	Mr. Olson is the Chief Financial Officer of Plaza Belmont LLC, a private equity fund. He retired in March 1999 from Ernst & Young LLP after 32 years. Mr. Olson is a member of the Board of Trustees of Entertainment Properties Trust, a publicly-traded real estate investment trust, and a director of American Century Mutual Funds.
Jeffrey C. Ward, 2006	47	Mr. Ward is a Vice President at A.T. Kearney, Inc., a global management consulting firm, where he is responsible for consulting assignments with a focus on the North American freight market. Mr. Ward joined A.T. Kearney, Inc. in 1991.

Continuing Directors

The terms of SCS Transportation’s two Class II directors expire at the annual meeting of shareholders to be held in 2007. The terms of SCS Transportation’s three Class III directors expire at the annual meeting of shareholders to be held in 2008. The following tables set forth, with respect to each Class II and Class III director, his or her name, age, principal occupation and employment during the past five years, the year in which he or she first became a director of SCS Transportation and directorships held in other public companies.

CLASS II DIRECTORS CONTINUING IN OFFICE
WHOSE TERMS EXPIRE AT THE 2007 ANNUAL MEETING

Director, Year First Elected as Director	Age	Principal Occupation, Business and Directorships

John J. Holland, 2002	56	Mr. Holland was the President and Chief Executive Officer and a director of Butler Manufacturing Company, a publicly-traded manufacturer of prefabricated buildings, from July 1999 and Chairman of the Board of Directors of Butler from November 2001 to October 2004. Prior to that he held various other positions at Butler. Mr. Holland is a member of the Board of Directors of Cooper Tire and Rubber Company.
Douglas W. Rockel, 2002	49	Mr. Rockel has been President, Chief Executive Officer and Chairman of the Board of Directors of Roots, Inc., a private commercial real estate development and investment company since August 2001. Prior to that he was a Senior Vice President with ABN Amro Securities (formerly ING Barings) from February 1997 to July 2001.

CLASS III DIRECTORS CONTINUING IN OFFICE
WHOSE TERMS EXPIRE AT THE 2008 ANNUAL MEETING

Director, Year First Elected as Director	Age	Principal Occupation, Business and Directorships

Linda J. French, 2004	58	Ms. French is retired from her position as assistant professor of business administration at William Jewell College in Liberty, Missouri, where she served from 1997 to August 2001. Prior to joining the William Jewell faculty, Ms. French was a partner at the law firm of Blackwell Sanders Peper Martin and an executive officer of Payless Cashways, Inc.
William F. Martin, Jr., 2004	58	Mr. Martin retired from Yellow Corporation, the former parent company of SCS Transportation, Inc., now known as YRC Worldwide Inc., in 2002, after 25 years of service. He had been senior vice president of legal, general counsel and corporate secretary.
Bjorn E. Olsson, 2005	60	Mr. Olsson served on the Resident Management Team at George K. Baum & Company, an investment bank, from September 2001 to September 2004. Prior to that time Mr. Olsson was President and Chief Executive Officer/Chief Operating Officer of Harmon Industries, Inc., a publicly-traded supplier of signal and train control systems to the transportation industry, from August 1990 to November 2000.

CORPORATE GOVERNANCE

THE BOARD, BOARD MEETINGS AND COMMITTEES

The system of governance practices followed by the Company is memorialized in the charters of the three standing committees of the Board of Directors (the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee) and in the Company’s Corporate Governance Guidelines. The charters and Corporate Governance Guidelines are intended to provide the Board with the necessary authority and practices to review and evaluate the Company’s business and to make decisions independent of the influence of the Company’s management. The Corporate Governance Guidelines establish guidelines for the Board with respect to Board meetings, Board composition and selection, director responsibility, director access to management and independent advisors, and non-employee director compensation.

The Corporate Governance Guidelines and committee charters are reviewed periodically and updated as necessary to reflect evolving governance practices and changes in regulatory requirements. The Corporate Governance Guidelines are reviewed annually and were most recently modified by the Board effective December 7, 2005. The Audit Committee charter, included as Exhibit A, was most recently modified by the Board in July 2005. We have also adopted a code of business conduct and ethics for our executive officers. The Corporate Governance Guidelines, the code of business conduct and ethics and each of the Board’s committee charters are available free of charge on the Company’s website (www.scstransportation.com).

Lead Independent Director

The Board of Directors includes a Lead Independent Director.

The Lead Independent Director is elected annually by the non-employee directors. Douglas W. Rockel has served as the Lead Independent Director since 2004. The primary responsibilities of the Lead Independent Director are to:

•	set jointly with the Chairman of the Board the schedule for Board meetings and provide input to the Chairman concerning the agenda for Board meetings;

•	advise the Chairman as to the quality, quantity and timeliness of the flow of information to the non-employee directors;

•	coordinate, develop the agenda for, chair and moderate meetings of non-employee directors, and generally act as principal liaison between the non-employee directors and the Chairman;

•	provide input to the Compensation Committee concerning the Chief Executive Officer’s performance; and

•	provide input to the Nominating and Governance Committee regarding the appointment of chairs and members of the various committees.

Meetings

The Board of Directors held ten meetings in 2005. Each director attended at least 75 percent of the meetings convened by the Board and the applicable committees during such director’s service on the Board.

Executive sessions of non-employee directors are held as part of each regularly scheduled meeting of the Board. The sessions are chaired by the Lead Independent Director. Any non-employee director can request that an additional executive session be scheduled.

Committees

The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. Current Committee memberships are as follows:

Audit Committee	Compensation Committee	Nominating and Governance Committee

James A. Olson, Chairman	Linda J. French, Chairperson	John J. Holland, Chairman
John J. Holland	Bjorn E. Olsson	Linda J. French
Bjorn E. Olsson	Douglas W. Rockel	Douglas W. Rockel

Audit Committee

The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. The Audit Committee held seven meetings in 2005. The functions of the Audit Committee are described in the Audit Committee charter and include the following:

•	review the adequacy and quality of SCS Transportation’s accounting and internal control systems;

•	review SCS Transportation’s financial reporting process on behalf of the Board of Directors;

•	oversee the entire audit function, both internal and independent, including the selection of the independent auditors;

•	review and assess SCS Transportation’s compliance with legal requirements and codes of conduct; and

•	provide an effective communication link between the auditors (internal and independent) and the Board of Directors.

Each member of the Audit Committee meets the independence and experience requirements for audit committee members as established by The Nasdaq Stock Market. The Board of Directors has determined that Mr. Olson, Mr. Holland, and Mr. Olsson are “audit committee financial experts,” as defined by applicable rules of the Securities and Exchange Commission.

Compensation Committee

The Compensation Committee, which held four meetings in 2005, performs the following functions:

•	determines the salaries, bonuses, perquisites and other remuneration and terms and conditions of employment of the executive officers of SCS Transportation;

•	supervises the administration of SCS Transportation’s incentive compensation and equity-based compensation plans; and

•	makes recommendations to the Board of Directors with respect to SCS Transportation’s compensation policies.

Each member of the Compensation Committee meets the definition of an independent director as established by The Nasdaq Stock Market.

Nominating and Governance Committee

The Nominating and Governance Committee held four meetings in 2005. The functions of the Nominating and Governance Committee are described in the Nominating and Governance Committee charter and include the following:

•	review the size and composition of the Board and make recommendations to the Board as appropriate;

•	review criteria for election to the Board and recommend candidates for Board membership;

•	review the structure and composition of Board committees and make recommendations to the Board as appropriate; and

•	develop and oversee an annual self-evaluation process for the Board and its committees.

Each member of the Nominating and Governance Committee meets the definition of an independent director as established by The Nasdaq Stock Market.

DIRECTORS’ COMPENSATION

Non-employee (outside) directors receive:

•	An annual retainer of $20,000 (Chairpersons of the Nominating and Governance Committee and the Compensation Committee receive an additional annual fee of $5,000, the chairperson of the Audit Committee receives an additional annual fee of $10,000, and the Lead Independent Director receives an additional annual fee of $10,000);

•	$1,500 for each Board meeting attended in person and $750 for participation in each telephonic Board meeting; and

•	$1,000 for each committee meeting attended in person and $500 for participation in each telephonic committee meeting.

Non-employee directors are reimbursed for travel and other out-of-pocket incidental expenses related to meetings, and for spousal travel to certain meetings. Pursuant to the Amended and Restated SCS Transportation, Inc. 2003 Omnibus Incentive Plan, at least 50 percent of the annual retainer for each non-employee director and at least 50 percent of the annual fee paid to each Committee chairperson and Lead Independent Director is paid in SCS Transportation common stock, rather than cash, with the value of such stock based on the fair market value of SCS Transportation common stock at the date of the award. In addition, pursuant to the Amended and Restated SCS Transportation, Inc. 2003 Omnibus Incentive Plan, non-employee directors receive an annual award of shares of the Company’s common stock not to exceed 3,000 shares, with the actual number of shares determined annually by the Compensation Committee with the award made on the third business day following the annual meeting of shareholders. In 2005, each non-employee director received an award of 1,200 shares. The Compensation Committee has determined that each non-employee director will receive an award of 1,010 shares in 2006. Mr. Ward received an award of 215 shares upon joining the Board in March 2006.

Under the Directors’ Deferred Fee Plan, non-employee directors may defer all or a portion of annual fees earned, which deferrals are converted into units equivalent to the value of Company common stock. Upon the directors’ termination, death or disability, accumulated deferrals are distributed in the form of Company common stock.

The Board of Directors has adopted a guideline for stock ownership for non-employee directors that provides that each non-employee director retain so long as they serve on the Board any annual fees paid in stock and shall retain in stock all after-tax proceeds from the exercise of any stock options. In addition, directors are to retain any stock otherwise acquired so long as they serve on the Board. The Board believes significant stock ownership by non-employee directors further aligns their interests with the interests of SCS Transportation’s shareholders.

CONSIDERATION OF DIRECTOR NOMINEES

Director Qualifications

The Corporate Governance Guidelines include director qualification standards, which provide as follows:

•	A majority of the members of the Board of Directors must qualify as independent directors in accordance with the rules of The Nasdaq Stock Market;

•	No member of the Board of Directors should serve on the Board of Directors of more than three other public companies;

•	No person may stand for election as a director of the Company after reaching age 70; and

•	No director shall serve as a director, officer or employee of a competitor of the Company.

While the selection of qualified directors is a complex, subjective process that requires consideration of many intangible factors, the Corporate Governance Guidelines provide that directors and candidates for director generally should, at a minimum, meet the following criteria:

•	Directors and candidates should have high personal and professional ethics, integrity, values and character and be committed to representing the interests of the Company and its shareholders;

•	Directors and candidates should have experience and a successful track record at senior policy-making levels in business, government, technology, accounting, law and/or administration;

•	Directors and candidates should have sufficient time to devote to the affairs of the Company and to enhance their knowledge of the Company’s business, operations and industry; and

•	Directors and candidates should have expertise or a breadth of knowledge about issues affecting the Company that is useful to the Company and complementary to the background and experience of other Board members.

Procedures for Recommendations and Nominations by Shareholders

The Nominating and Governance Committee has adopted policies concerning the process for the consideration of director candidates by shareholders. The Nominating and Governance Committee will consider director candidates submitted by shareholders of SCS Transportation. Any shareholder wishing to submit a candidate for consideration should send the following information to the Secretary of the Company, SCS Transportation, Inc., 4435 Main Street, Suite 930, Kansas City, MO 64111:

•	The name and address of the shareholder submitting the candidate as it appears on the Company’s books; the number and class of shares owned beneficially and of record by such shareholder and the length of period held; and proof of ownership of such shares;

•	Name, age and address of the candidate;

•	A detailed resume describing, among other things, the candidate’s educational background, occupation, employment history, and material outside commitments (e.g., memberships on other boards and committees, charitable foundations, etc.);

•	Any information relating to such candidate that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to the Securities Exchange Act of 1934 and rules adopted thereunder;

•	A description of any arrangements or understandings between the recommending shareholder and such candidate;

•	A supporting statement which describes the candidate’s reasons for seeking election to the Board of Directors, and documents his or her ability to satisfy the director qualifications described in SCS Transportation’s Corporate Governance Guidelines; and

•	A signed statement from the candidate, confirming his or her willingness to serve on the Board of Directors.

The Secretary of SCS Transportation will promptly forward such materials to the Nominating and Governance Committee Chair and the Chairman of the Board of SCS Transportation. The Secretary will also maintain copies of such materials for future reference by the Committee when filling Board positions.

If a vacancy arises or the Board decides to expand its membership, the Nominating and Governance Committee will seek recommendations of potential candidates from a variety of sources (including incumbent directors, shareholders, the Corporation’s management and third party search firms). At that time, the Nominating and Governance Committee also will consider potential candidates submitted by shareholders in accordance with the procedures described above. The Nominating and Governance Committee then evaluates each potential candidate’s educational background, employment history, outside commitments and other relevant factors to determine whether he or she is potentially qualified to serve on the Board. The Committee seeks to identify and recruit the best available candidates, and it intends to evaluate qualified shareholder candidates on the same basis as those submitted by other sources.

After completing this process, the Nominating and Governance Committee will determine whether one or more candidates are sufficiently qualified to warrant further investigation. If the process yields one or more desirable candidates, the Committee will rank them by order of preference, depending on their respective qualifications and SCS Transportation’s needs. The Nominating and Governance Committee Chair, or another director designated by the Nominating and Governance Committee Chair, will then contact the desired candidate(s) to evaluate their potential interest and to set up interviews with the full Committee. All such interviews are held in person, and include only the candidate and the Nominating and Governance Committee members. Based upon interview results, the candidate’s qualifications and appropriate background checks, the Nominating and Governance Committee then decides whether it will recommend the candidate’s nomination to the full Board.

Separate procedures apply if a shareholder wishes to submit a director candidate at the Company’s annual meeting that is not approved by the Nominating and Governance Committee or the Board of Directors. Pursuant to Section 2.07(a) of the Amended and Restated By-Laws of the Company, for nominations to be properly brought before an annual meeting pursuant to clause (C) of paragraph (a)(i) of Section 2.07 of the By-Laws, the shareholder must have given timely notice thereof in writing to the Secretary of the Company. To be timely, a shareholder’s notice must be delivered or mailed to and received at the principal executive offices of the Company not later than the close of business on the 90th calendar day nor earlier than the 120th calendar day prior to the anniversary date of the first mailing of the Company’s proxy statement for the immediately preceding year’s annual meeting. Such shareholder’s notice shall set forth the following items:

•	As to each person whom the shareholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to the Securities Exchange Act of 1934 and the rules promulgated thereunder;

•	As to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made:

•	The name and address of such shareholder and of such beneficial owner as they appear on the Company’s books;

•	The class and number of shares of the Company which are owned beneficially and of record by such shareholder and such beneficial owner;

•	A representation that the shareholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such nomination; and

•	A representation whether the shareholder or the beneficial owner, if any, intends or is part of a group which intends to (i) deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding capital stock required to elect the nominee and/or (ii) otherwise solicit proxies from shareholders in support of such nomination.

The foregoing summary is qualified in its entirety by reference to the Company’s By-Laws, which have been filed with the Securities and Exchange Commission and copies of which are available from the Company.

SHAREHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

The Board of Directors has adopted the following procedures for shareholders to send communications to the Board or individual directors of the Company:

Shareholders seeking to communicate with the Board of Directors should submit their written comments to the Secretary of the Company, SCS Transportation, Inc., 4435 Main Street, Suite 930, Kansas City, MO 64111. The Secretary of the Company will forward all such communications (excluding routine advertisements and business solicitations and communications which the Secretary of the Company, in his or her sole discretion, deems to be a security risk or for harassment purposes) to each member of the Board of Directors, or if applicable, to the individual director(s) named in the correspondence. Subject to the following, the Chairman of the Board and the Lead Independent Director will receive copies of all shareholder communications, including those addressed to individual directors, unless such communications address allegations of misconduct or mismanagement on the part of the Chairman. In such event, the Secretary of the Company will first consult with and receive the approval of the Lead Independent Director before disclosing or otherwise discussing the communication with the Chairman.

The Company reserves the right to screen materials sent to its directors for potential security risks and/or harassment purposes, and the Company also reserves the right to verify ownership status before forwarding shareholder communications to the Board of Directors.

The Secretary of the Company will determine the appropriate timing for forwarding shareholder communications to the directors. The Secretary will consider each communication to determine whether it should be forwarded promptly or compiled and sent with other communications and other Board materials in advance of the next scheduled Board meeting.

Shareholders also have an opportunity to communicate with the Board of Directors at the Company’s annual meeting of shareholders. The Company’s Corporate Governance Guidelines provide that absent unusual circumstances, directors are expected to attend all annual meetings of shareholders. In attendance at the Company’s 2005 annual meeting of shareholders were Herbert A. Trucksess, III, Linda J. French, John J. Holland, William F. Martin, Jr., James A. Olson and Douglas W. Rockel.

STOCK OWNERSHIP

Directors and Executive Officers

The following table sets forth the amount of SCS Transportation’s common stock beneficially owned by each director, each executive officer named in the Summary Compensation Table on page 18 and all directors and executive officers as a group, as of January 31, 2006. Unless otherwise indicated, beneficial ownership is direct and the person indicated has sole voting and investment power.

	Common Stock Beneficially Owned				Share
		Rights to			Units Held
	Shares	Acquire			Under
	Beneficially	Beneficial		Percent of	Deferral
Name of Beneficial Owner	Owned(1)	Ownership(2)	Total	Class(3)	Plans(4)

Herbert A. Trucksess, III	200,606	366,658	567,264	3.81%	—
Linda J. French	800	—	800	*	1,983
John J. Holland	1,079	12,500	13,579	*	3,607
William F. Martin, Jr.	200	—	200	*	1,826
James A. Olson	1,037	12,500	13,537	*	4,132
Bjorn E. Olsson	—	—	—	*	2,139
Douglas W. Rockel	2,075	12,500	14,575	*	4,132
Richard D. O’Dell	—	93,082	93,082	*	30,239
David H. Gorman	—	9,350	9,350	*	—
James J. Bellinghausen	10,110	32,266	42,376	*	3,824
David J. Letke	2,550	5,570	8,120	*	—
Mark H. Robinson	—	19,804	19,804	*	8,532
Paul J. Karvois	5,000	73,329	78,329	*	—

All directors and executive officers as a group (15 persons)	226,207	645,547	871,754	5.75%	60,414

*	Denotes less than 1%

(1)	Includes common stock owned directly and indirectly. 100,000 of Mr. Trucksess’ shares are held indirectly in a revocable trust.

(2)	Number of shares that can be acquired on January 31, 2006 or within 60 days thereafter through the exercise of stock options. These shares are excluded from the “Shares Beneficially Owned” column.

(3)	Based on the number of shares outstanding on January 31, 2006 (14,503,279), plus the number of shares subject to acquisition within 60 days thereafter, by the relevant beneficial owner.

(4)	Represents phantom stock units, receipt of which has been deferred pursuant to the SCST Executive Capital Accumulation Plan or the SCS Transportation, Inc. Directors’ Deferred Fee Plan. The phantom stock units deferred pursuant to the SCST Executive Capital Accumulation Plan are payable in cash, while the phantom stock units deferred pursuant to the SCS Transportation, Inc. Directors’ Deferred Fee Plan are payable in stock; in each case, the phantom stock units’ value tracks the performance of the Company’s common stock. The units are not considered beneficially owned under the rules of the Securities and Exchange Commission.

STOCK PERFORMANCE GRAPH

Securities and Exchange Commission rules require this proxy statement to contain a graph comparing, over a five-year period (or such shorter period as may apply), the performance of SCS Transportation’s common stock against a broad equity market index and against either a published industry or line-of-business index or a peer group index.

The broad equity market is represented by the Russell 2000 Index and the industry index is represented by the Nasdaq Transportation Index. This industry index replaces a peer group index used in the prior year. That peer group was comprised of the following companies: Arkansas Best Corporation, Central Freight Lines, Inc., Covenant Transport, Inc., CNF, Inc., Heartland Express, Inc., J.B. Hunt Transport Services, Inc., Knight Transportation, Inc., Marten Transport, Ltd., Old Dominion Freight Line, Inc., P.A.M. Transportation Services, Inc., Swift Transportation Co., Inc., US Xpress Enterprises, Inc., Vitran Corporation Inc., Werner Enterprises, Inc., and YRC Worldwide Inc.

The following graph compares the cumulative total return on SCS Transportation’s common stock from October 1, 2002 (the date which SCS Transportation officially became a publicly traded company) through the end of 2005 with the Russell 2000 Index, the Nasdaq Transportation Index, and the former peer group index for the same period. The graph shows the value of $100 invested in SCS Transportation’s common stock and in each of the foregoing indices on October 1, 2002, and assumes the reinvestment of all dividends. No dividends were paid on SCS Transportation’s common stock during this period. The graph depicts the change in the value of SCS Transportation’s common stock relative to the indices as of the end of the last four fiscal years. Historical stock performance is not necessarily indicative of future stock price performance.

COMPARISON OF CUMULATIVE TOTAL RETURN
(SCS TRANSPORTATION, RUSSELL 2000 INDEX, NASDAQ TRANSPORTATION INDEX AND FORMER PEER GROUP INDEX)

	October 1,
	2002	December 31, 2002	December 31, 2003	December 31, 2004	December 31, 2005
SCS Transportation	$100.00	$122.20	$216.77	$288.16	$262.02
Nasdaq Transportation Index	$100.00	$114.44	$154.73	$196.62	$215.02
Former Peer Group	$100.00	$114.14	$140.48	$192.22	$188.98
Russell 2000 Index	$100.00	$104.48	$153.85	$182.05	$190.34

REPORT ON EXECUTIVE COMPENSATION OF THE
COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The Committee’s Responsibilities

The Compensation Committee, which is composed entirely of non-employee directors, is responsible for all components of SCS Transportation’s officer compensation programs. The Compensation Committee works closely with the entire Board of Directors in the execution of its duties. This report is required by rules established by the Securities and Exchange Commission and provides specific information regarding compensation for SCS Transportation’s Chairman, President and Chief Executive Officer, and the other Named Executive Officers listed in the Summary Compensation Table, as well as information concerning compensation arrangements applicable to all executive officers of SCS Transportation.

Compensation Philosophy and Objectives of Executive Compensation Programs

It is the philosophy of SCS Transportation and the Committee that all compensation programs should (1) link pay and performance and (2) attract, motivate, reward and facilitate the retention of the executive talent required to achieve corporate objectives. SCS Transportation also focuses strongly on compensation tied to stock price performance, since this form of compensation provides a clear link to enhanced shareholder value. The Committee regularly works with compensation consultants to assist with the design, implementation, and communication of various compensation plans.

SCS Transportation annually determines competitive compensation levels of officers using published compensation surveys (for companies of comparable size to SCS Transportation as measured by revenues), information obtained from compensation consultants, and analysis of compensation data contained in the proxy statements for transportation industry peer companies. The outcome of the review is used as an input in determining appropriate compensation levels for the following year. While the Committee carefully reviews the competitive compensation levels, other factors like executive experience, Company performance, individual performance, internal pay equity analysis and succession planning are considered in determining appropriate compensation levels. The Committee uses a deliberative process in its decision-making under which significant compensation decisions are made over two or more meetings of the Committee. The Company encourages members of the Committee to regularly participate in continuing education programs to keep abreast of the latest practices in the area of executive compensation.

Review of Program Elements

The Committee reviews all elements of SCS Transportation’s compensation programs for executives, including base salaries, annual performance-based incentives, long-term incentives, the dollar value to executives and cost to the Company of all perquisites and other personal benefits, the earnings and accumulated payout obligations under the Company’s non-qualified deferred compensation program, the actual projected payout obligations under the Company’s supplemental executive retirement plan (applicable only to Mr. Trucksess) and compensation under several potential severance and change-in-control scenarios. The compensation review is conducted through the use of, among other things, tally sheets that set forth total rewards history, as well as potential rewards under various employment termination scenarios. Each of these pay delivery programs is further detailed below.

Base Salaries.  Base salaries for SCS Transportation’s Named Executive Officers for 2005 were established through comparisons with the market survey data described above. Overall, SCS Transportation’s base salaries for Named Executive Officers are close to the market 50th percentile in the aggregate. The Committee’s intent is to target the marketplace 50th percentile for officer base salaries, over time, based on performance and growth in the experience of our executives.

All salaried employees, including executives, are eligible for an annual merit increase to base salary based primarily on competitive compensation levels, performance of job responsibilities and accomplishment of predetermined performance objectives. In 2005, except for the August 2005 promotions of Dave Gorman to President and CEO of Jevic Transportation, Inc. and Mark Robinson to VP Information Technology at the

holding company, the Named Executive Officers did not receive base salary increases due to increases in targeted annual and long-term incentives.

Annual Incentive Compensation.  SCS Transportation’s annual incentive plan is structured to provide cash incentives to key employees based on the achievement of key corporate, business unit (for business unit employees) and individual objectives. Under the plan, funding pools are created at the corporate and business unit levels based on overall company and business unit performance on selected financial goals. For 2005, the corporate goals under the plan were net income and return on capital. The 2005 business unit goals for Jevic Transportation, Inc. and Saia Motor Freight Line, Inc. were operating income and return on capital. The plan is structured with target awards set near the market 50th percentile, with an opportunity to achieve upper quartile payouts for outstanding performance.

Actual annual incentives paid to the Named Executive Officers for 2005 in the corporate incentive pool were 35% below target, since overall corporate performance was below target. Actual annual incentive payouts for Saia were 23% above target as a result of Saia’s performance relative to plan objectives. Jevic performance was below the target threshold and, as a result, no annual incentive payments were made with respect to Jevic.

Long-Term Incentive Compensation.  SCS Transportation believes that its executive officers should have an ongoing stake in the success of SCS Transportation. SCS Transportation also believes these key employees should have a considerable portion of their total compensation tied to SCS Transportation’s stock price performance, since stock-related compensation is tied to shareholder value.

Under the Company’s Amended and Restated 2003 Omnibus Incentive Plan, which was approved by shareholders in 2005, the Compensation Committee has the authority to provide long-term incentives to key employees using a variety of devices, including stock options, restricted stock, and performance units. In order to provide a strong focus on creating value relative to other companies in our industry, and to tie compensation to shareholder value creation, the Committee has elected to use a combination of performance unit awards and stock option grants. For 2005, 75% of an executive’s long term incentive opportunity was reflected in performance units and 25% was in stock options using the Black-Scholes option valuation model. In order to reduce volatility in long-term incentive accruals and to provide more consistency with the practices of the Company’s competitors, for 2006 the mix was changed to 50% performance unit awards and 50% stock options.

Under the performance unit program, participants earn cash awards based on SCS Transportation’s total shareholder return (TSR) performance relative to a group of industry peers over a three year period. However, SCS Transportation’s TSR must be positive over the three year period in order for any payout to occur. The targeted performance unit payouts for the 2003-2005 and 2004-2006 performance periods were generally set below the market 50th percentile pay levels, in order to effectively manage the aggregate cost of the program. Actual awards for the 2003-2005 performance period were 150% of target, based on a final determination of TSR over the performance period, and were paid out during the first quarter of 2006. Actual awards are not scheduled to be paid out until the first quarter of 2007 for the 2004-2006 performance period and first quarter of 2008 for the 2005-2007 performance period, based on a final determination of TSR over the relevant performance period.

The performance units granted in 2006 have a three-year performance period of 2006-2008 with payouts based on SCS Transportation’s TSR relative to a group of 30 primarily small and mid-capitalization trucking transportation and logistics peer companies. The payouts under the plan can range from 0% to 200% of the target award and no payouts are made if the Company’s TSR is below the 25th percentile of the peer group or if TSR during the performance period is not positive.

A total of 31,370 non-qualified stock options were granted to the Named Executive Officers in 2005, representing 64% of the total stock options granted. In January 2006, the Company granted a total of 41,990 non-qualified stock options to the Named Executive Officers, representing 57% of the total stock options granted. The exercise price of the options was set at fair market value on the grant date and the options have a three year cliff vesting schedule and a seven year term. The vesting schedule is designed to coincide with payouts under the performance unit awards made in 2005 and 2006 in order to provide cash to facilitate the exercise of the stock options and promote increased stock ownership. The stock options granted will be fully expensed as the Company adopted the fair value method of recording stock option expense under SFAS No. 123, “Accounting for Stock-Based Compensation” as amended by SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure,” on January 1, 2003.

Perquisites, Deferred Compensation, Retirement, Employment Contracts, and Severance Agreements.

As part of the compensation review described above, the Committee reviewed the executive perquisites, non-qualified deferred compensation plan, defined contribution plans, supplemental executive retirement plan, employment contracts, and change-in-control executive severance agreements using data provided by a compensation consultant. The executive perquisites for the Named Executive Officers include a car allowance, financial/legal planning allowance, executive life insurance, and country club membership (Mr. Trucksess and Mr. O’Dell only). The financial/legal planning allowance and executive life insurance benefits were increased for 2005 to reflect median competitive levels. The executive perquisites, non-qualified deferred compensation plan, defined contribution plans, supplemental executive retirement plan, employment contracts, and change-in-control executive severance agreements are structured in a manner that is consistent with competitive practice and were not modified for 2006. See the “Retirement Plans” and “Employment Contracts and Change-In-Control Arrangements” sections of this proxy statement for detailed descriptions of these plans and agreements.

Stock Ownership Guidelines

In coordination with the decision in 2005 to grant stock options, new SCST Stock Ownership Guidelines (“Ownership Guidelines”) were approved. The Ownership Guidelines apply to officers who receive long-term incentives. Except for individuals who have satisfied the Ownership Guidelines, 75% of after-tax proceeds (or 75% of pre-tax proceeds if invested in the Company’s non-qualified tax deferred plan) of any performance unit awarded in 2005 or 2006 are to be applied toward acquiring SCS Transportation common shares or share equivalents. The Ownership Guidelines specify that these shares and those acquired from exercising stock options granted in 2005 and 2006 be held for a minimum period of five years or until the Ownership Guidelines are achieved. The Ownership Guidelines are as follows:

Position	Multiple of Base Salary

Chief Executive Officer	5.0x
Subsidiary Presidents	3.0x
Holding Company Senior Officers and Saia SVP Operations and Sales	2.5x
Other Subsidiary Officers	2.0x

The Ownership Guidelines can be satisfied through purchases of Company stock, the exercise of stock options (with the investment being equal to the exercise price paid plus income tax liability created), and through investment in share equivalent units in the Company’s non-qualified tax deferred plan (in which case the Guidelines specify 75% of pre-tax proceeds rather than after-tax proceeds). The Committee reviews stock ownership by executives subject to the Ownership Guidelines.

For performance unit awards granted in 2003 and 2004 the ownership guidelines in place at the time of grant specified an investment of 50% of after tax proceeds (or 50% of pre-tax proceeds for investments in the Company’s non-qualified tax deferred plan).

Chief Executive Officer Compensation

The discussion below applies to Mr. Trucksess’ compensation.

Base Salary.  Mr. Trucksess’ salary was initially adjusted in October 2002 following the Company’s spin-off with a subsequent increase on January 1, 2004 to an annual base salary of $475,008. The Committee determined not to increase annual base compensation for 2005 for any Named Executive Officer, including Mr. Trucksess, due to increases in targeted annual and long-term incentives. In connection with the annual review of Mr. Trucksess’ compensation, the Committee reviewed an internal equity analysis comparing Mr. Trucksess’ compensation as a multiple of average employee pay by job level.

Annual Incentive Award.  Based on SCS Transportation’s performance on the measures described under the Annual Incentive Compensation section above, the Compensation Committee provided Mr. Trucksess with an annual incentive of $243,318 for 2005. This award was below target since corporate performance on net income and return on capital for SCS Transportation were below the target set by the Committee and personal goals were below target as assessed by the Committee and the Board.

Long-Term Incentives.  Mr. Trucksess participates in the performance unit plan described above. His target awards under the plan for the 2003-2005 and 2004-2006 performance periods were below the market 50th percentile. An award of $503,746 (150% of target) for the 2003-2005 performance period was paid in the first quarter of 2006 based on the Company’s TSR over the 2003-2005 performance period. Actual awards are not scheduled to be paid until the first quarter of 2007 for the 2004-2006 performance period and first quarter of 2008 for the 2005-2007 performance period, based on a final determination of TSR over the performance period. In 2006, the Committee granted 16,000 non-qualified stock options to Mr. Trucksess in addition to performance units. The size of the option grant to Mr. Trucksess was determined using a grant value (based on the Black Scholes option valuation model) approximately equal to the 2006-2008 performance unit plan target award opportunity. The exercise price of the options was set at fair market value on the grant date and the options have a three-year cliff vesting schedule and a seven year term. Mr. Trucksess’ total targeted long-term incentive awards as a percentage of base salary, including performance units and stock options, for 2006 will remain below the market 50th percentile. It is the intent of the Committee to increase awards over time to provide market 50th percentile levels.

Perquisites, Deferred Compensation, Retirement, Employment Contracts, and Severance Agreements.  Based on input from the Committee’s compensation consultant and the Committee’s review of the executive perquisites, non-qualified deferred compensation plan, defined contribution plans, supplemental executive retirement plan, employment contract, and change-in-control executive severance agreement applicable to Mr. Trucksess, the maximum on Mr. Trucksess’ executive life insurance was increased for 2005 from $500,000 to $1,000,000 and the financial/legal planning allowance was increased from $3,500 to $5,000. The Committee believes compensation under these arrangements is consistent with median competitive levels and no changes were made for 2006.

Limitation of Tax Deduction for Executive Compensation

Under Section 162(m) of the Internal Revenue Code, publicly traded companies may not receive a tax deduction on non-performance based compensation to executive officers in excess of $1 million. Awards under SCS Transportation’s performance unit plan under the 2003 Omnibus Incentive Plan qualify as performance-based compensation under the law. Except with respect to the performance unit plan, no specific actions have been taken with regard to cash compensation to comply with Section 162(m) at this time, since only Messrs. Trucksess’ and O’Dell’s cash compensation has the potential to be effected by the $1 million limit, and then only in an outstanding performance year.

COMPENSATION COMMITTEE MEMBERS
Linda J. French, Chairperson
Bjorn E. Olsson
Douglas W. Rockel

SUMMARY COMPENSATION TABLE

The following table sets forth the compensation awarded to, earned by or paid to SCS Transportation’s chief executive officer and its four other most highly compensated executive officers (the “Named Executive Officers”) for services rendered in all capacities within SCS Transportation during the fiscal years ended December 31, 2005, 2004 and 2003.

					Long-Term Compensation
					Awards	Payouts
				Other Annual	Securities Underlying	LTIP	All Other
Name and Principal Position	Year	Salary ($)	Bonus ($)	Compensation (1) ($)	Options (#)	Payout ($)	Compensation ($)
Herbert A. Trucksess, III	2005	$475,008	$243,318	$—	9,840	$—	$45,175	(2)
Chairman, President and	2004	$475,008	$263,344	$—	—	$—	$37,136	(2)
Chief Executive Officer	2003	$450,000	$290,651	$—	—	$—	$13,652	(2)
Richard D. O’Dell	2005	$331,008	$244,284	$—	5,880	$—	$30,953	(2)
President and Chief	2004	$324,388	$154,649	$—	—	$—	$27,751	(2)
Executive Officer	2003	$308,750	$155,610	$—	—	$—	$25,119	(2)
Saia Motor Freight Line, Inc.
David H. Gorman	2005	$179,590	$—	$—	3,930	$—	$10,867	(2)
President and Chief	2004	$139,212	$7,137	$25,041	—	$—	$10,289	(2)
Executive Officer	2003	$134,793	$8,412	$28,910	—	$—	$9,897	(2)
Jevic Transportation, Inc.
James J. Bellinghausen	2005	$207,000	$69,759	$—	2,450	$—	$20,316	(2)
Vice President Finance and	2004	$203,500	$72,527	$—	—	$—	$17,627	(2)
Chief Financial Officer	2003	$188,500	$78,268	$—	—	$—	$9,562	(2)
David J. Letke	2005	$179,000	$48,258	$—	2,120	$—	$17,694	(2)
Vice President — Operations	2004	$177,252	$49,134	$—	—	$—	$14,217	(2)
and Planning	2003	$157,537	$50,876	$—	—	$—	$6,417	(2)
Mark H. Robinson	2005	$176,639	$86,906	$—	2,590	$—	$18,748	(2)
Vice President Information	2004	$169,508	$63,659	$—	—	$—	$16,939	(2)
Technology and Chief	2003	$163,508	$64,095	$—	—	$—	$15,626	(2)
Information Officer

Paul J. Karvois	2005	$228,923	$—	$—	4,560	$—	$1,289,277	(3)
Former President and Chief	2004	$302,962	$—	$—	—	$—	$18,840	(2)
Executive Officer	2003	$300,000	$58,793	$45,028	—	$—	$18,063	(2)
Jevic Transportation, Inc

(1)	The Named Executive Officers receive certain perquisites, including a car allowance, a financial and tax planning allowance, life insurance, spousal travel expenses and for Mr. Trucksess and Mr. O’Dell, country club dues. With the exception of the individuals discussed below, such perquisites did not reach the threshold for reporting of $50,000 or 10 percent of salary and bonus set forth in the applicable rules of the Securities and Exchange Commission. Mr. Gorman’s other annual compensation in 2004 included a $7,200 car allowance, $17,434 under a covenant not to compete, $107 for personal mileage and $300 allowance for a gym membership and his other annual compensation in 2003 included $9,900 car allowance, $18,517 under a covenant not to compete, $193 personal mileage and $300 allowance for gym membership. Mr. Karvois’ other annual compensation in 2003 included $28,613 under a covenant not to compete, $14,400 automobile allowance, $1,936 for spouse travel and $79 for personal mileage.

(2)	The compensation amounts include matching contributions under a 401(k) benefit plan and a capital accumulation plan. Contributions in 2005 to the 401(k) plan and capital accumulation plan, respectively were $5,791 and $39,384 for Mr. Trucksess, $5,775 and $25,178 for Mr. O’Dell, $3,906 and $6,961 for Mr. Gorman, $5,710 and $14,606 for Mr. Bellinghausen, $5,717 and $11,977 for Mr. Letke, and $6,608 and $12,140 for Mr. Robinson.

(3)	Represents a severance payment of $762,579 to Mr. Karvois under the terms of his separation agreement with Jevic Transportation, Inc., a $6,166 company matching contribution under a 401(k) benefit plan and a $520,532 distribution of deferred compensation from the SCST Capital Accumulation Plan which includes a $15,148 company contribution made in 2005 prior to his termination date.

STOCK OPTIONS ISSUED IN LAST FISCAL YEAR

The following table sets forth information regarding stock options issued during the fiscal year ended December 31, 2005 to the Named Executive Officers pursuant to the Amended and Restated 2003 Omnibus Incentive Plan.

		% of Total
	Number of	Options
	Shares	Issued to				Potential Realizable Value at assumed annual rate of
	Underlying	Employees	Exercise or	Fair Market		stock price appreciation for
	Options	in Fiscal	Base Price	Value on	Expiration	option term
Name	Issued (#)	Year	($/share)	Issue Date	Date	0%	5%	10%

Herbert A. Trucksess, III	9,840	19.95%	$23.00	$23.00	2/2/2012	$—	$92,135	$214,714
Richard D. O’Dell	5,880	11.92%	$23.00	$23.00	2/2/2012	$—	$55,056	$128,305
David H. Gorman	950	1.93%	$23.00	$23.00	2/2/2012	$—	$8,895	$20,729
	2,980	6.04%	$16.88	$16.88	8/24/2012	$—	$20,478	$47,723
James J. Bellinghausen	2,450	4.97%	$23.00	$23.00	2/2/2012	$—	$22,940	$53,460
David J. Letke	2,120	4.30%	$23.00	$23.00	2/2/2012	$—	$19,850	$46,259
Mark H. Robinson	1,280	2.60%	$23.00	$23.00	2/2/2012	$—	$11,985	$27,930
	1,310	2.66%	$16.88	$16.88	8/24/2012	$—	$9,002	$20,979
Paul J. Karvois	4,560	9.25%	$23.00	$23.00	9/22/2007(1)	$—	$14,418	$30,007

(1)	Mr. Karvois’ stock options expire 2 years from his separation date with the Company.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

The following table sets forth for each Named Executive Officer certain information about stock options exercised during the fiscal year ended December 31, 2005 and unexercised stock options held at the end of the fiscal year. The value realized upon exercise of an option is the difference between the exercise price of the option and the fair market value of SCS Transportation’s common stock on the exercise date. The value of an unexercised in-the-money option at fiscal year-end is the difference between its exercise price and the fair market value of SCS Transportation’s common stock on December 31, 2005. The actual gain, if any, on exercise will depend on the value of SCS Transportation’s common stock on the date of exercise. An option is “in-the-money” if the fair market value of SCS Transportation’s common stock exceeds the exercise price of the option. An option is “unexercisable” if it has not yet vested.

			Number of Shares		Value of Unexercised
	Shares		Underlying Unexercised		In-the-Money Options at
	Acquired on	Value	Options at Year-End (#)		Year-End ($)
Name	Exercise (#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Herbert A. Trucksess, III	85,320	$1,281,992	360,115	9,840	$5,943,502	—
Richard D. O’Dell	—	—	77,642	5,880	$1,320,310	—
David H. Gorman	—	—	—	3,930	—	$13,023
James J. Bellinghausen	—	—	27,436	2,450	$467,537	—
David J. Letke	—	—	—	2,120	—	—
Mark H. Robinson	—	—	13,644	2,590	$232,507	$5,725
Paul J. Karvois	—	—	73,329	—	$1,135,386	—

LONG-TERM INCENTIVE PLANS — AWARDS IN LAST FISCAL YEAR

All long-term incentives awarded in fiscal 2005 were awarded under the Amended and Restated SCS Transportation, Inc. 2003 Omnibus Incentive Plan, which was approved by the shareholders at the 2005 annual meeting. The performance period for these awards is 2005-2007.

Each participant who received an award is assigned a target cash incentive, which is a percentage of average annual base salary during the three years of the performance period. The amount of the target cash incentive that is paid to a participant with respect to the three-year performance period is based on the total shareholder return of SCS Transportation compared to the total shareholder return of 15 peer companies as follows:

If SCS Transportation’s Total Shareholder Return Over the	Then the Percentage of Target Cash
Performance Period as Compared to Peer Companies	Incentive Payable to Participant is

Ranks 4th or higher	200%
Ranks 5th	175%
Ranks 6th	150%
Ranks 7th	125%
Ranks 8th	100%
Ranks 9th	81%
Ranks 10th	63%
Ranks 11th	44%
Ranks 12th	25%
Ranks < 12th	0%

If the total shareholder return of SCS Transportation for the three-year period is negative, no payouts are made under the award. Payouts are made in cash at the end of the three-year performance period.

Because the amount of an executive’s payout is based on the Company’s total shareholder return compared to that of members of a peer group over a three-year period, the exact amount of the payout (if any) cannot be determined at this time. The following table describes the long-term incentive grants made to the Named Executive Officers during 2005. Mr. Karvois’ long-term incentive for 2005-2007 terminated in connection with his separation from the Company.

	Number of Shares,	Performance or Other Period
Name	Units or Other Rights (#)	Until Maturation or Payout

Herbert A. Trucksess, III	(1)	2005 - 2007
Richard D. O’Dell	(2)	2005 - 2007
David H. Gorman	(3)	2005 - 2007
James J. Bellinghausen	(4)	2005 - 2007
David J. Letke	(4)	2005 - 2007
Mark H. Robinson	(5)	2005 - 2007

(1)	With respect to Mr. Trucksess, the target payout percentage is 70% of average base salary over the performance period.

(2)	With respect to Mr. O’Dell, the target payout percentage is 60% of average base salary over the performance period.

(3)	With respect to Mr. Gorman, the target payout percentage is 44% of average base salary over the performance period.

(4)	With respect to Mr. Bellinghausen and Mr. Letke, the target payout percentage is 40% of average base salary over the performance period.

(5)	With respect to Mr. Robinson the target payout percentage is 37% of average base salary over the performance period.

RETIREMENT PLANS

Defined Contribution Plans

SCS Transportation and its subsidiaries sponsor defined contribution retirement plans that contain provisions for cash or deferred arrangements under Section 401(k) of the Internal Revenue Code. The arrangements allow eligible employees to contribute a percentage of annual compensation, before federal income taxes, to the plans. For 2005, the maximum annual employee contribution was $14,000 of eligible compensation, not to exceed $210,000. In addition, a participant who is at least age 50 or attains age 50 during the year may elect a “catch-up contribution” of up to $4,000.

To encourage plan participation, SCS Transportation matches employee contributions at the rate of 50 percent up to a maximum employee contribution of 6 percent of annual compensation. Under the Saia Motor Freight Line, Inc. (“Saia”) plan, matching company contributions are vested immediately. Under the Jevic Transportation, Inc. (“Jevic”) plan, matching company contributions vest progressively over a six-year period unless termination is the result of death or disability in which case the matching company contributions are 100 percent vested.

A participant may choose to invest his or her account balance among one or a combination of mutual funds that are valued on a daily basis. SCS Transportation stock is not an available investment option under either plan.

Account balances become distributable to the participant at the cessation of employment, retirement on or after age 65 or death. Participants have various options available to them as to the timing and method of distribution.

The Named Executive Officers participate in their respective company plans and the executive officers of SCS Transportation are eligible to participate in the Saia plan. The amounts which the Named Executive Officers have chosen to contribute to the defined contribution plans are included in the salary column of the Summary Compensation Table and the matching contributions are included in the All Other Compensation column.

Non-Qualified Deferred Compensation Plan

SCS Transportation maintains a non-qualified deferred compensation plan, titled the SCST Executive Capital Accumulation Plan. The officers of SCS Transportation, Saia and Jevic are eligible to participate in the plan.

Annually, each company contributes an amount equal to 5 percent of each participant’s base salary and annual incentive plan payments to the plan. In addition, to the extent a participant’s contribution to their respective 401(k) plan is limited under restrictions placed on “Highly Compensated Employees” under ERISA, the participant may elect to contribute the limited amount to the Capital Accumulation Plan. To the extent each company was unable to match participant contributions under the 401(k) plan because of the ERISA limitations, the matching contributions will be made by each company to the Capital Accumulation Plan.

The plan also allows the participant to make an elective deferral each year of up to 50 percent of base salary or 100 percent of any annual incentive plan payment. The participant must irrevocably elect the elective deferral on or before June 30 of the year preceding the year for which compensation is being deferred.

The plan is designed to provide the same investment options to participants as are available under their respective 401(k) plans, except that participants may also elect to invest in SCS Transportation stock under the SCST Executive Capital Accumulation Plan. Participants may elect to transfer balances between investment options, other than SCS Transportation stock, without restriction at any time throughout the year.

Plan balances become distributable to the participant upon termination of employment. In order to be eligible to receive payment of the 5 percent annual company contribution, the participant must have been employed by SCS Transportation or an affiliated company, including service with Yellow Corporation prior to the spin-off of SCS Transportation from Yellow Corporation, for a period of at least five years from the date of contribution, unless termination is the result of disability or death.

If a participant is terminated for cause, as defined under the applicable plan, all amounts plus investment earnings attributable to the 5 percent annual company contribution are forfeited.

EMPLOYMENT CONTRACTS AND CHANGE-IN-CONTROL ARRANGEMENTS

Employment Contracts

SCS Transportation has entered into an employment agreement with Herbert A. Trucksess, III. SCS Transportation and Saia Motor Freight Line, Inc., a wholly owned subsidiary of SCS Transportation, entered into an employment agreement with Richard D. O’Dell. The terms and conditions of the employment agreements with these officers are summarized below.

Term.  The employment agreement with Mr. Trucksess is for three years and the employment agreement with Mr. O’Dell is for two years. Each agreement was entered into in November 2002 with the term renewing daily.

Compensation.  During the employment period, the executive officers (i) receive a base salary (which shall be reviewed annually but shall at no time during the term of the agreement be decreased from the rate then in effect); (ii) participate in a bonus program for which the criteria and parameters for payment are determined annually by the Compensation Committee of the Board of Directors; and (iii) participate in employee benefit plans made available by SCS Transportation to its executives from time to time.

Mr. Trucksess receives a supplemental retirement benefit, reduced by amounts received from the SCST Executive Capital Accumulation Plan, that is intended to provide Mr. Trucksess with approximately the difference between the supplemental retirement benefits that he would have received under his previous employment contract with his former employer (Yellow Corporation now YRC Worldwide Inc.), had Mr. Trucksess continued his employment with Yellow Corporation, and the expected actual retirement benefits Mr. Trucksess will be entitled to from Yellow Corporation. Mr. Trucksess’ supplemental retirement benefit will generally be computed using 16 years of credit service plus his actual combined service at SCS Transportation and Yellow Corporation (approximately 12 years at December 31, 2005).

Pursuant to his employment contract, at age 65, Mr. Trucksess will receive an annual pension benefit amounting to (a) one and three sevenths percent of his final average annual compensation paid in the five highest consecutive years of his last 10 consecutive years of combined employment with SCS Transportation and Yellow Corporation, multiplied by his total combined years of employment with SCS Transportation and Yellow Corporation, reduced by (b) one and three sevenths percent of his primary Social Security entitlement at retirement, multiplied by his total combined years of employment with SCS Transportation and Yellow Corporation, such amount further reduced by the benefits under the Yellow Corporation qualified and nonqualified pension plans and the SCS Transportation nonqualified plan attributable to SCS Transportation’s contributions. His total combined years of employment with SCS Transportation and Yellow Corporation is computed by adding (a) his actual years and months of service with SCS Transportation and Yellow Corporation from June 1, 1994 through the date of his termination and (b) 16 years and (c) one-third of [the sum of (a) his actual years and months of service with SCS Transportation and Yellow Corporation from June 1, 1994 through the date of his termination and (b) 16 years, minus (c) 17.95 years]. The following table sets forth the gross annual benefits (single life at age 65), before deduction of the applicable primary Social Security offset amount and deduction of amounts contributed by SCS Transportation to Mr. Trucksess’ 401(k)

and SCST Executive Capital Accumulation Plan accounts, payable to Mr. Trucksess upon retirement under the SCS Transportation nonqualified plan and the SCS Transportation employment agreement.

PENSION VALUE TABLE

	Years of Service(2)
Eligible Remuneration(1)	30	35	40

$500,000	$59,800	$95,500	$131,200
550,000	81,200	120,500	159,800
600,000	102,600	145,500	188,400
650,000	124,100	170,500	216,900
700,000	145,500	195,500	245,500
750,000	166,900	220,500	274,100
800,000	188,400	245,500	302,600
850,000	209,800	270,500	331,200
900,000	231,200	295,500	359,800
950,000	252,600	320,500	388,400
1,000,000	274,100	345,500	416,900

(1)	Eligible Remuneration as used in this table is defined as final average covered compensation (salary and annual bonus) for the five highest consecutive years of Mr. Trucksess’ last ten consecutive years of participation preceding termination of employment under the agreements.

(2)	Years of Service is computed by adding (a) his actual years and months of service with SCS Transportation and Yellow Corporation from June 1, 1994 through the date of his termination and (b) 16 years and (c) one-third of [the sum of (a) his actual years and months of service with SCS Transportation and Yellow Corporation from June 1, 1994 through the date of his termination and (b) 16 years, minus (c) 17.95 years] The estimated annual benefit Mr. Trucksess is entitled to receive from Yellow Corporation at age 65 is $154,500.

Termination.  Each employment agreement terminates immediately upon the executive officer’s death. The employer may terminate the executive’s employment agreement in the event of the permanent and total disability of the executive or for cause. Each executive officer may terminate his employment at any time by providing 30 days’ notice to the employer, in which case the executive shall receive base salary to the date of termination and all outstanding stock options held by the executive shall be forfeited.

Benefits for Qualifying Terminations.  A “Qualifying Termination” is defined as a termination by the employer for any reason other than for cause, disability or death. A “Qualifying Termination” is also deemed to occur if the executive terminates his agreement “for good reason” (principally relating to assignment of duties inconsistent with the officer’s position, reductions in compensation or certain employment transfers). In addition, a “Qualifying Termination” is deemed to occur if the executive resigns or is terminated within two years after a change of control.

In the event of a Qualifying Termination: (i) the executive officer will receive a lump sum cash payment equal to three times the annual rate of base compensation in the case of Mr. Trucksess and two times the annual rate of base compensation in the case of Mr. O’Dell; (ii) the executive officer will receive a pro rated target bonus based on the actual portion of the fiscal year elapsed prior to the termination of the executive’s employment; (iii) beginning on the date of the executive’s termination of employment, the executive (and spouse if applicable) shall remain covered under the employee benefit plans in which he participated prior to termination of employment for 36 months with respect to Mr. Trucksess and for 24 months with respect to Mr. O’Dell; and (iv) all outstanding stock options held by the executive officer at the time of termination shall vest and remain exercisable for three years in the case of Mr. Trucksess and two years in the case of Mr. O’Dell. In addition, in the event of a Qualifying Termination of Mr. Trucksess, he will become eligible to receive the supplemental retirement benefits referred to above.

SCS Transportation agrees to pay any taxes incurred by the officer for any payment, distribution or other benefit (including any acceleration of vesting of any benefit) received or deemed received by the officer under the employment agreement that triggers the excise tax imposed by Section 4999 of the Internal Revenue Code.

Under the employment agreements, each executive officer has agreed that, during the period of employment and for the two-year period following his termination, he or his affiliates will not engage (whether as owner, operator, manager, employee, officer, director, consultant, advisor, representative or otherwise), directly or indirectly, in any endeavor, activity or business that competes with SCS Transportation or any of its affiliates and he will not solicit for employment or hire any employees of the employer or its affiliates or divert or attempt to divert from the employer any business with any customer or account of the employer.

Change of Control Agreements

Each of the Named Executive Officers in the Summary Compensation Table (other than Mr. Karvois who is no longer employed by the Company) is party to an Executive Severance Agreement. In the event of a “Change of Control” of SCS Transportation followed within two years by (i) the termination of the executive’s employment for any reason other than death, disability, retirement or “cause” or (ii) the resignation of the executive due to an adverse change in title, authority or duties, a transfer to a new location, a reduction in salary, or a reduction in fringe benefits or annual bonus below a level consistent with SCS Transportation’s practice prior to a Change of Control, the Executive Severance Agreements provide that the executive shall (i) be paid a lump sum cash amount equal to the sum of two times (except for Mr. Trucksess for which the computation is three times) the executive’s highest compensation (salary plus bonus) for any consecutive 12 month period within the previous three years; and (ii) remain eligible for coverage under applicable medical, life insurance and long-term disability plans for two years (three years in the case of Mr. Trucksess) following termination. (In the case of Mr. Trucksess and Mr. O’Dell, payments are only to the extent that they would exceed payments under the change of control provisions of their employment agreements.)

SCS Transportation agrees to pay any taxes incurred by the officer for any payment, distribution or other benefit (including any acceleration of vesting of any benefit) received or deemed received by the officer under the Executive Severance Agreement or otherwise that triggers the excise tax imposed by Section 4999 of the Internal Revenue Code.

For the purpose of the Agreements, a “Change of Control” will be deemed to have taken place if: (i) a third person, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, purchases or otherwise acquires shares of SCS Transportation and as a result thereof becomes the beneficial owner of shares of SCS Transportation having 20% or more of the total number of votes that may be cast for the election of directors of SCS Transportation; or (ii) as the result of, or in connection with any cash tender or exchange offer, merger or other business combination, or contested election, or any combination of the foregoing transactions, the directors then serving on the Board of Directors cease to constitute a majority of the Board of Directors of SCS Transportation or any successor to SCS Transportation.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee is currently comprised of Linda J. French, Bjorn E. Olsson and Douglas W. Rockel. None of these individuals is or has ever been an officer or employee of SCS Transportation. During fiscal 2005, no executive officer of SCS Transportation served as a director of any corporation for which any of these individuals served as an executive officer, and there were no other Compensation Committee interlocks with the companies with which these individuals or SCS Transportation’s other directors are affiliated.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee operates pursuant to a written charter, which has been approved and adopted by the Board of Directors and is reviewed and reassessed annually by the Audit Committee. The Committee charter is included within this proxy as Exhibit A and is available within the corporate governance section of the Company’s website at www.scstransportation.com. For the year ended December 31, 2005 and as of the date of the adoption of this report, the Audit Committee was comprised of three directors who met the independence and experience requirements of The Nasdaq Stock Market. Messrs. Olson, Holland and Olsson are “audit committee financial experts” as defined by the applicable rules of the Securities and Exchange Commission.

The Audit Committee oversees SCS Transportation’s financial reporting process on behalf of the Board of Directors and oversees the entire audit function, including the selection of independent auditors. Management has the primary responsibility for the financial statements and the financial reporting process, including the systems of internal controls and the company’s legal and regulatory compliance. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements for the year ended December 31, 2005, including a discussion of the acceptability and quality of the accounting principles, the reasonableness of significant accounting judgments and critical accounting policies and estimates, the clarity of disclosures in the financial statements, and management’s assessment and report on internal control over financial reporting. The Audit Committee also discussed with the Chief Executive Officer and Chief Financial Officer their respective certifications with respect to SCS Transportation’s Annual Report on Form 10-K for the year ended December 31, 2005.

The Audit Committee reviewed with the independent auditors, who are responsible for expressing opinions on (i) the conformity of those audited financial statements with generally accepted accounting principles, (ii) management’s assessment of internal controls over financial reporting, and (iii) the effectiveness of internal controls over financial reporting, their judgments as to the acceptability and quality of SCS Transportation’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards, including those matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees. In addition, the Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed those disclosures and other matters relating to independence with the auditors.

The Audit Committee discussed with SCS Transportation’s internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditor and independent auditors, with and without management present, to discuss the results of their examinations of SCS Transportation’s internal controls, including controls over the financial reporting process, and the overall quality of SCS Transportation’s financial reporting.

Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. In reliance on the reviews and discussions with management and with the independent auditors referred to above, and the receipt of an unqualified opinion from KPMG LLP dated February 17, 2006 regarding the audited financial statements of SCS Transportation for the year ended December 31, 2005, as well as the opinions of KPMG LLP on management’s assessment of internal controls over financial reporting and on the effectiveness of internal controls over financial reporting, the Audit Committee recommended to the Board of Directors (and the Board approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE MEMBERS
James A. Olson, Chairman
John J. Holland
Bjorn E. Olsson

The foregoing Stock Performance Graph, Report on Executive Compensation of the Compensation Committee of the Board of Directors, and Report of the Audit Committee of the Board of Directors shall not be deemed to be soliciting material or be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent SCS Transportation specifically incorporates this information by reference, and shall not otherwise be deemed to be filed with the Securities and Exchange Commission under such Acts.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

Appointment of Auditors

KPMG LLP audited SCS Transportation’s annual financial statements for the fiscal year ended December 31, 2005. The Audit Committee has appointed KPMG LLP to be SCS Transportation’s independent auditors for the fiscal year ending December 31, 2006. The shareholders are asked to ratify this appointment at the annual meeting. A representative of KPMG LLP will be present at the meeting to respond to appropriate questions and to make a statement if they so desire.

Auditors’ Fees

KPMG LLP billed SCS Transportation the following amounts for services provided during fiscal 2004 and 2005:

	2004		2005

Audit Fees	$811,575	*	$785,040	*
Audit-Related Fees	28,452		26,687
Tax Fees	—		—
All Other Fees	—		—

Total Fees	$840,027		$811,727

*	Audit fees in 2004 include additional audit fees paid in 2005 subsequent to the publication of the proxy statement for the annual meeting of shareholders in 2005. Audit fees in 2005 include approximately $28,000 of estimated fees because final terms and fees for certain audit services have not been finalized.

•	Audit Fees. This category includes the fees and out-of-pocket expenses for the audit of SCS Transportation’s annual financial statements and review of SCS Transportation’s quarterly reports.

•	Audit-Related Fees. This category consists of fees for assurance and related services reasonably related to the performance of the audit or the review of SCS Transportation’s financial statements, not otherwise reported under Audit Fees.

•	Tax Fees. This category consists of fees for tax compliance, tax advice and tax planning.

•	All Other Fees. This category consists of fees for other non-audit services.

The Audit Committee has a written policy governing the engagement of SCS Transportation’s independent auditors for audit and non-audit services. Under this policy, the Audit Committee is required to pre-approve all audit and non-audit services performed by the Company’s independent auditor to assure that the provision of such services does not impair the auditor’s independence. Under the Audit Committee policy, the independent auditor may not perform any non-audit service which independent auditors are prohibited from performing under the rules and regulations of the Securities and Exchange Commission or the Public Company Accounting Oversight Board. The Audit Committee may delegate its pre-approval authority to one or more of its members, but not to management. The member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

At the beginning of each fiscal year, the Audit Committee reviews with management and the independent auditor the types of services that are likely to be required throughout the year. Those services are comprised of four categories: audit services, audit-related services, tax services and all other permissible services. The independent auditor provides for each proposed service documentation regarding the specific services to be provided. At that time, the Audit Committee pre-approves a list of specific audit related services that may be provided within each of these categories, and sets fee limits for each specific service or project. Management is then authorized to engage the independent auditor to perform the pre-approved services as needed throughout the year, subject to providing the Audit Committee with regular updates. The Audit Committee reviews all billings submitted by the independent auditor on a regular basis to ensure that their services do not exceed pre-defined limits. The Audit Committee must review and approve in advance, on a case-by-case basis, all other projects, services and fees to be performed by or paid to the independent auditor. The Audit Committee also must approve in advance any fees for pre-approved services that exceed the pre-established limits, as described above. All audit and audit-related services performed in 2005 were approved in advance by the Audit Committee.

Vote Required For Ratification

The Audit Committee was responsible for selecting SCS Transportation’s independent auditors for fiscal year 2006. Accordingly, shareholder approval is not required to appoint KPMG LLP as SCS Transportation’s independent auditors for fiscal year 2006. The Board of Directors believes, however, that submitting the appointment of KPMG LLP to the shareholders for ratification is a matter of good corporate governance. The Audit Committee is solely responsible for selecting SCS Transportation’s independent auditors. If the shareholders do not ratify the appointment, the Audit Committee will review its future selection of independent auditors.

The ratification of the appointment of KPMG LLP as SCS Transportation’s independent auditors requires the affirmative vote of a majority of the shares present at the meeting in person or by proxy and entitled to vote.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE
“FOR” THE RATIFICATION OF KPMG LLP AS INDEPENDENT AUDITORS FOR 2006.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires directors and certain officers of SCS Transportation and persons who own more than ten percent of SCS Transportation’s common stock to file with the Securities and Exchange Commission initial reports of beneficial ownership (Form 3) and reports of subsequent changes in their beneficial ownership (Form 4 or Form 5) of SCS Transportation’s common stock. Such directors, officers and greater-than-ten-percent shareholders are required to furnish SCS Transportation with copies of the Section 16(a) reports they file. The Securities and Exchange Commission has established specific due dates for these reports, and SCS Transportation is required to disclose in this proxy statement any late filings or failures to file.

Based solely upon a review of the copies of the Section 16(a) reports (and any amendments thereto) furnished to SCS Transportation and written representations from certain reporting persons that no additional reports were required, SCS Transportation believes that its directors, reporting officers and greater-than-ten-percent shareholders complied with all these filing requirements for the fiscal year ended December 31, 2005, with the exception of two instances of inadvertent late filings for the following stock transactions by Directors in 2005: a purchase and sale of shares of common stock by then-Director Klaus E. Agthe on April 14, 2005 and April 18, 2005 reported on Form 4 on May 2, 2005; and the purchase of shares of common stock by Director Linda J. French on May 6, 2005, reported on Form 4 on June 10, 2005.

SIGNIFICANT SHAREHOLDERS

The following table lists certain persons known by SCS Transportation to own beneficially, as of February 21, 2006, more than five percent of SCS Transportation’s common stock.

Name and Address of Beneficial Owner	Number of Shares		Percent of Class(1)

Barclays Global Investors, N.A. and related entities as a group(2)
45 Fremont Street, 17th Floor
San Francisco, CA 94105	1,821,569	(3)	12.45%
Ramius Capital Group, LLC and related entities as a group(4)
666 Third Avenue
New York, NY 10017	1,431,663	(5)	9.78%
Dimensional Fund Advisors, Inc.(6)
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401	1,317,823		9.01%
Hotchkis and Wiley Capital Management, LLC
725 South Figueroa Street, 39th Floor
Los Angeles, CA 90017	930,703	(7)	6.36%
Goldman Sachs Asset Management, L.P.
32 Old Slip
New York, NY 10005	737,260	(8)	5.04%

(1)	For each person or group, the percentage ownership was determined by dividing the number of shares shown in the table by 14,632,162 (the number of shares of our common stock outstanding as of February 21, 2006).

(2)	Based on the Schedule 13G Information Statement described in Note 3, the group (the “Barclays Group”) consists of the following entities at each respective address, with the number of shares owned by each entity within the group noted thereafter: (i) Barclays Global Investors, N.A.; 45 Fremont Street, San Francisco, CA 94105; 1,645,657 shares; and (ii) Barclays Global Fund Advisors; 45 Fremont Street, San Francisco, CA 94105; 175,912 shares.

(3)	Based on a Schedule 13G Information Statement filed by the Barclays Group on January 26, 2006. Such Schedule 13G discloses that Barclays Global Investors, N.A. has sole dispositive power over 1,645,657 of the shares of common stock and sole voting power over 1,515,392 of the shares of common stock. Barclays Global Fund Advisors has sole dispositive power over 175,912 of the shares of common stock and sole voting power over 175,558 of the shares of common stock.

(4)	Based on the Schedule 13D Information Statement described in Note 5, the group (the “Ramius Group”) consists of the following entities and persons with the number of shares owned by each entity within the group noted thereafter: Starboard Value and Opportunity Master Fund Ltd. (“Starboard”); 623,326 shares; Parche, LLC, 249,636 shares; RCG Ambrose Master Fund, Ltd. (“Ambrose”); 87,043 shares; RCG Halifax Fund, Ltd. (“Halifax”); 79,589 shares; Ramius Master Fund, Ltd., 390,069 shares; Admiral Advisors, LLC, may be deemed the beneficial owner of the shares owned by Starboard and Parche; Ramius Advisors, LLC, may be deemed the beneficial owner of the shares owned by Ramius Master Fund, Ltd.; Ramius Capital Group, LLC, may be deemed the beneficial owner of the shares owned by Starboard, Parche, Ambrose, Halifax and Ramius Master Fund, Ltd.; C4S & Co., LLC, may be deemed the beneficial owner of the shares owned by Starboard, Parche, Ambrose, Halifax and Ramius Master Fund, Ltd.; Peter A. Cohen may be deemed the beneficial owner of the shares owned by Starboard, Parche, Ambrose, Halifax and Ramius Master Fund, Ltd.; Morgan B. Stark may be deemed the beneficial owner of the shares owned by Starboard, Parche, Ambrose, Halifax and Ramius Master Fund, Ltd.; Jeffrey M. Solomon may be deemed the beneficial owner of the shares owned by Starboard, Parche, Ambrose, Halifax and Ramius Master Fund, Ltd.; Thomas W. Strauss may be deemed the beneficial owner of the shares owned by Starboard, Parche, Ambrose, Halifax and Ramius Master Fund, Ltd.; Jeffrey C. Smith, 0 shares; and Jeffrey C. Ward, 2,000 shares.

(5)	Based on a Schedule 13D Information Statement filed by the Ramius Group on January 27, 2006. Such Schedule 13D discloses that Starboard has sole dispositive power and sole voting power over 623,326 shares; Parche, LLC has sole dispositive power and sole voting power over 249,636 shares; Ambrose has sole dispositive power and sole voting power over 87,043 shares; Halifax has sole dispositive power and sole voting power over 79,589 shares; Ramius Master Fund, Ltd. has sole dispositive power and sole voting power over 390,069 shares; Admiral Advisors, LLC has sole dispositive power and sole voting power over 872,962 shares; Ramius Advisors, LLC has sole dispositive power and sole voting power over 390,069 shares; Ramius Capital Group, LLC has sole dispositive power and sole voting power over 1,429,663 shares; C4S & Co., LLC has sole dispositive power and sole voting power over 1,429,663 shares; Peter A. Cohen, Morgan B. Stark, Jeffrey M. Solomon and Thomas W. Strauss have shared dispositive power and shared voting power over 1,429,663 shares; and Jeffrey C. Ward has sole dispositive power and sole voting power over 2,000 shares.

(6)	Based on a Schedule 13G Information Statement filed by Dimensional Fund Advisors, Inc. on February 6, 2006. Such Schedule 13G discloses that Dimensional Fund Advisors, Inc. possesses investment and/or voting power over 1,317,823 of the shares of common stock that are owned by funds over which Dimensional Fund Advisors, Inc. serves as investment advisor and investment manager. Dimensional Fund Advisors, Inc. serves as investment advisor for four investment companies and serves as investment manager to certain other commingled group trusts and separate accounts.

(7)	Based on a Schedule 13G Information Statement filed by Hotchkis and Wiley Capital Management, LLC on February 14, 2006. Such Schedule 13G discloses that Hotchkis and Wiley Capital Management, LLC has sole dispositive power over 930,703 of the shares of common stock and sole voting power over 682,803 of the shares of common stock.

(8)	Based on a Schedule 13G Information Statement filed by Goldman Sachs Asset Management LP on February 8, 2006. Such Schedule 13G discloses that Goldman Sachs Asset Management LP has sole dispositive power over 737,260 of the shares of common stock and sole voting power over 605,313 of the shares of common stock.

OTHER MATTERS

We know of no other business that will be presented at the meeting. If any other matter properly comes before the shareholders for a vote at the meeting, however, the proxy holders will vote your shares in accordance with their best judgment.

ADDITIONAL INFORMATION

Proxy Solicitation

SCS Transportation will bear the entire cost of this proxy solicitation. In addition to soliciting proxies by this mailing, we expect that our directors, officers and regularly engaged employees may solicit proxies personally or by mail, telephone, facsimile or other electronic means, for which solicitation they will not receive any additional compensation. SCS Transportation will reimburse brokerage firms, custodians, fiduciaries and other nominees for their out-of-pocket expenses in forwarding solicitation materials to beneficial owners upon our request.

Shareholder Proposals for 2007 Annual Meeting

Any shareholder who intends to present a proposal at the annual meeting in 2007 must deliver the proposal to SCS Transportation’s corporate Secretary at 4435 Main Street, Suite 930, Kansas City, MO 64111:

•	Not later than November 10, 2006, if the proposal is submitted for inclusion in our proxy materials for that meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934.

•	On or after November 10, 2006, and on or before December 10, 2006, if the proposal is submitted pursuant to SCS Transportation’s by-laws, in which case we are not required to include the proposal in our proxy materials.

By order of the Board of Directors,
James J. Bellinghausen
Secretary

Exhibit A

SCS TRANSPORTATION, INC.

AUDIT COMMITTEE CHARTER

Committee Role

The Audit Committee is a committee of the Board of Directors. Its primary role is to assist the Board in fulfilling its oversight responsibilities by reviewing the financial information, which will be provided to the shareholders and others, the system of internal controls, which management and the Board of Directors have established, the audit process and the Company’s legal and regulatory compliance. In doing so, it is the responsibility of the Audit Committee to provide an open avenue of communication between the Board of Directors, management, counsel, other Board committees and advisors, the internal audit function and the independent (external) accountants.

Committee Membership

The Committee shall consist of at least three and no more than five independent directors that shall be appointed annually by the Board of Directors on the recommendation of the Nominating and Governance Committee. The Board of Directors shall appoint one of the members of the Audit Committee as chairperson. Independent directors are (consistent with Nasdaq independence requirements) persons other than an officer or employee of the Company, who have no relationship to the Company that may interfere with the exercise of their independent judgment in carrying out the responsibilities of a director. Committee members shall have (1) the ability to read and understand fundamental financial statements, including a company’s balance sheet, income statement, statement of cash flow, and key performance indicators; and (2) the ability to understand key business and financial risks and related controls and control processes. Committee members may enhance their familiarity with finance and accounting by participating in educational programs conducted by the Company or an outside consultant. The Board of Directors will determine whether at least one member of the Committee qualifies as an “audit committee financial expert” in compliance with the criteria established by the SEC. The existence of such a member, including his or her name and whether or not he or she is independent, will be disclosed as required by the SEC. Audit Committee members shall not simultaneously serve on the audit committees of more than two other public companies.

Committee Operating Principles

In carrying out its responsibilities, the Audit Committee believes its policies and procedures should remain flexible, in order to best react to changing conditions and to ensure to the directors and shareholders that the corporate accounting and reporting practices of the Company are in accordance with all requirements and are of the highest quality. The Committee shall fulfill its responsibilities within the context of the following overriding principles:

•	Communications — The chairperson and other members of the Committee shall, to the extent appropriate, have contact throughout the year with senior management, internal audit, external accountants, and other key Committee advisors, as applicable, to strengthen the Committee’s knowledge of relevant current and prospective business issues.

•	Committee Education/Orientation — The Committee, with management, shall develop and participate in a process for review of important financial and operating topics that present potential significant risk to the Company.

•	Meeting Scheduling and Agenda — Scheduling of the meetings and providing the Committee with written agendas for all meetings shall be the responsibility of the Committee chairperson, with input from Committee members, management and other key Committee advisors, as requested.

•	Committee Expectations and Information Needs — The Committee shall communicate its expectations and information needs to management, internal audit, and external parties, including external accountants.

•	External Resources — The Committee shall have the power to conduct or authorize investigations into matters within the Committee’s scope of responsibilities. The Committee shall have unrestricted access to members of management and all information relevant to its responsibilities. The Committee shall be empowered to retain independent counsel, external accountants, or others to assist it in the conduct of its duties, as the Committee deems necessary. The Company must provide appropriate funding, as determined by the Committee, to compensate the external accountants engaged for the purpose of rendering an audit report or performing other audit, review or attest services, to compensate any advisers employed by the Committee, and to pay ordinary administrative expenses that are necessary or appropriate in carrying out the Committee’s duties.

•	Committee Meeting Attendees — The Committee shall request members of management, counsel, internal audit, and external accountants, to participate in Committee meetings, as necessary, to carry out the Committee responsibilities. Periodically and at least annually, the Committee shall meet in private session with only the Committee members. The Committee shall also meet in executive session separately with the internal auditor and external accountants, at least annually. However, either the internal auditor or the external accountants, or counsel, may, at any time, request a meeting with the Audit Committee or the Committee chairperson, with or without management attendance.

•	Reporting to the Board of Directors — The Committee, through the Committee chairperson, shall report Committee actions and recommendations to the full Board.

•	Audit Committee Charter — Annually, the Committee shall review and reassess the adequacy of this Charter and recommend any proposed changes to the Board for approval.

•	Other Functions — The Committee shall perform such other functions assigned by law, Nasdaq, the Company’s certificate of incorporation or bylaws, or the Board of Directors.

•	External Reports — The Committee shall provide for inclusion in the Company’s proxy statement or other SEC filings, any report from the Audit Committee required by applicable laws and regulations and stating among other things whether the Audit Committee has:

•	Reviewed and discussed the audited financial statements with management.

•	Discussed with the external accountants the matters required to be discussed by SAS 61 relating to the conduct of the audit.

•	Received disclosures from the external accountants regarding the accountants’ independence as required by Independence Standards Board Standard No. l and discussed with the accountants their independence.

•	Recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K.

Meeting Frequency

The Committee shall meet at least on a quarterly basis. Additional meetings shall be scheduled as considered necessary by the Committee or chairperson.

Committee’s Relationship with the External Accountants

The Committee shall have the sole authority to appoint (and recommend that the Board of Directors submit for stockholder ratification) the external accountants, approve the compensation of the external accountants, approve the terms of their engagement, approve any non-audit functions, evaluate whether the Company should rotate auditors on a regular basis, and discharge the external accountants. The Audit Committee shall preapprove all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed by the external accountants, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act which are approved by the Committee prior to the completion of the audit.

The external accountants, in their capacity as independent public accountants, shall report directly to the Audit Committee.

The Committee shall annually review (1) the experience and qualifications of the senior members of the external accounting team; (2) the scope and approach of the annual audit; (3) a description of the quality control procedures the external accounting firm has established; (4) a report from the external accountants describing any material issues raised by the firm’s most recent peer review or internal quality control review, or by any inquiry or investigation conducted by governmental or professional authorities during the preceding five (5) years with respect to independent audits carried out by the firm and the steps taken to deal with any reported problems; (5) any issue involving a disagreement with management; and (6) the Company’s application of accounting principles where the Company’s external accountants team consulted with specialty partners of the external accountants.

The Committee shall annually review the external accountants’ identification of issues and business and financial risks and exposures and their assessment of quantitative and qualitative factors used in concluding the Company’s financial statements are in accordance with generally accepted accounting principles.

The Committee shall annually review the performance (including the effectiveness, objectivity, and independence) of the external accountants. The Committee shall ensure receipt of a formal written statement from the external accountants consistent with the standards set by the Independence Standards Board. Additionally, the Committee shall discuss with the external accountants any relationships or services that may affect the external accountant’s objectivity or independence, including a review of the nature of all services provided and related fees charged by the external accountants. If the Committee is not satisfied with the external accountant’s assurances of independence, it shall take or recommend to the full Board appropriate action to ensure the independence of the external accountants.

If the external accountant identifies significant issues relative to the overall Board responsibility that have been communicated to management but, in their judgment, have not been adequately addressed, they should communicate these issues to the Committee chairperson.

The external accountants shall be instructed to communicate directly to the Audit Committee any serious difficulties or disputes with management and it is the responsibility of the Audit Committee to resolve disputes regarding financial reporting. The external accountant is ultimately responsible to the Audit Committee of the Company.

The external accountants and management shall discuss with the Committee the appropriateness of accounting principles and financial disclosure practices used and particularly about the degree of aggressiveness or conservatism of the Company’s accounting principles and underlying estimates.

The Committee shall also determine, in regards to new transactions or events, the external accountant’s reasoning for the appropriateness of the accounting principles and disclosure practices adopted by management.

The Committee shall obtain from the external accountants assurance that Section 10A of the Private Securities Litigation Reform Act of 1995 has not been implicated.

Committee’s Relationship with the Internal Auditor

The internal audit function shall be responsible to the Board of Directors through the Committee.

The Committee should annually:

•	Evaluate the internal audit process for establishing the annual internal audit plan and the focus on risk.

•	Consider the audit scope and role of the internal audit function.

•	Review and evaluate the scope, risk assessment and nature of the internal audit plan and any subsequent changes, including whether or not the internal audit plan is sufficiently linked to the Company’s overall business objectives and management’s success and risk factors.

•	Consider and review with the internal auditor and management:

•	Significant findings during the year and management’s responses thereto, including the timetable for implementation of the recommendations to correct weaknesses in internal controls.

•	Any difficulties encountered in the course of their audits, including any restrictions on the scope of their work or access to required information.

•	Any changes required in the planned scope of their audit plan.

•	The internal audit budget.

•	The internal audit charter.

•	The internal auditor’s performance and changes in internal audit leadership and/or key financial management, including determining that the independence and objectivity of the internal auditor is maintained.

If the internal auditor identifies significant issues relative to the overall Board responsibility that have been communicated to management but, in their judgment, have not been adequately addressed, they should communicate these issues to the Committee chairperson.

Primary Committee Responsibilities

  The Committee should:

Internal Controls and Risk Management —

•	Review the Company’s process for assessing significant risks or exposures and the steps management has taken to minimize such risks to the Company.

•	Consider and review with management and the external accountants:

•	The effectiveness of or weaknesses in the Company’s internal financial and accounting controls, including computerized information system controls and security in the overall control environment.

•	Any related significant findings of the external accountants and internal auditor together with management’s responses thereto, including the timetable for implementation of recommendations to correct weaknesses in internal controls.

•	Review the Company’s policy on retention of the external accountants for any non-audit services and the fee for such services.

Correspondence —

•	Review with management and the external accountants any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding the Company’s financial statements, accounting policies, or internal controls.

Regulatory and accounting requirements —

•	Review with management and the external accountants the effect of regulatory changes, significant new or proposed accounting guidelines and off-balance sheet structures on the Company’s financial statements.

•	Review and approve all related party transactions as identified by management and the external accountants.

•	Recommend guidelines to the Board of Directors for the hiring by the Company of employees of the Company’s external accountants.

Financial Reporting —

•	Review filings with the SEC and other published financial documents containing the Company’s financial statements, including annual and interim reports, press releases and statutory filings.

•	Review key financial statement risks, issues and disclosures and their impact or potential effect on reported financial information with management and external accountants.

•	Review the effect of alternative methods of accounting under generally accepted accounting principles on the Company’s reported results.

•	Review with management and the external accountants at the completion of the annual examination:

•	The Company’s annual financial statements and related footnotes.

•	The results of external accountants’ audit of the financial statements and their report thereon.

•	Any significant changes required in the external accountants’ audit plan.

•	The significant estimates and judgments underlying the financial statements.

•	Management’s assessment of the effectiveness of the Company’s internal control over financial reporting, together with a summary of any significant deficiencies and material weaknesses identified.

•	The external accountant’s evaluation of management’s assessment and the external accountant’s opinion on the effectiveness of internal controls over financial reporting, together with a summary of any significant deficiencies and material weaknesses identified.

•	Other matters related to the conduct of the audit, which are to be communicated to the Committee under generally accepted auditing standards.

Compliance with Laws and Regulations —

•	Review with management and external accountants the Company’s process for determining risks and exposures from asserted and unasserted litigation and claims and from noncompliance with laws and regulations.

•	Review with the Company’s general counsel, external accountants and others any legal, tax or regulatory matters that may have a material impact on Company operations and the financial statements, related Company compliance policies, and programs and reports received from regulators.

•	Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters.

Compliance with Codes of Ethical Conduct —

•	Review and assess the Company’s processes for administering a code of ethical conduct, including conflict of interest policies and identification and reporting of related party transactions.

•	Review with the internal auditors and external accountants the results of their review of the Company’s monitoring of compliance with the Company’s code of conduct, including compliance with the Foreign Corrupt Practices Act.

•	Review policies and procedures with respect to officers’ expense accounts and perquisites, including their use of corporate assets, and consider the results of any review of these areas by the internal auditors and/or external accountants.

While the Audit Committee has the responsibilities and powers set forth in this charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the external accountants.

UMB BANK SECURITIES TRANSFER
DIVISION
P.O. BOX 419064
KANSAS CITY, MO 64141-6064
VOTE BY INTERNET — www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by SCS Transportation, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.
VOTE BY PHONE — 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to SCS Transportation, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	SCSTR1	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

SCS TRANSPORTATION, INC.

Vote on Directors

1.	Elect three directors, each for a term of three years:

Nominees:

01) Herbert A. Trucksess, III 02) James A. Olson 03) Jeffrey C. Ward

Vote on Proposal		For	Against	Abstain

2.	Ratify the appointment of KPMG LLP as the Company’s independent auditors for 2006.	☐	☐	☐

Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title.

For address changes and/or comments, please check this box and write them on the back where indicated				☐

		Yes	No

Please indicate if you plan to attend this meeting		☐	☐

HOUSEHOLDING ELECTION - Please indicate if you consent to receive certain future investor communications in a single package per household		☐	☐

For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee, mark “For All Except” and write the nominee’s name on the line below.

☐	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week
Your Internet or telephone vote authorizes the named proxies to vote these shares in the same manner as if you marked, signed and returned your proxy card.
If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.
You can view the Annual Report and Proxy Statement
on the Internet at www.scstransportation.com

SCS TRANSPORTATION, INC.
PROXY
ANNUAL MEETING OF SHAREHOLDERS, APRIL 20, 2006
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.
     The undersigned hereby appoints DOUGLAS W. ROCKEL, JOHN J. HOLLAND and JAMES J. BELLINGHAUSEN, and each of them, with full power of substitution, proxies of the undersigned to vote the shares of Common Stock of SCS Transportation, Inc. standing in the name of the undersigned or with respect to which the undersigned is entitled to vote, at the Annual Meeting of Shareholders of SCS Transportation, Inc., to be held at the Marriott Country Club Plaza, 4445 Main Street, Kansas City, Missouri, on Thursday, April 20, 2006, at 10:00 a.m., and at any adjournments thereof. Without limiting the authority granted herein, the above named proxies are expressly authorized to vote as directed by the undersigned as to those matters set forth on the reverse side hereof and in their discretion on all other matters that are properly brought before the Annual Meeting.
     If more than one of the above named proxies shall be present in person or by substitution at such meeting or at any adjournment thereof, the majority of said proxies so present and voting, either in person or by substitution, shall exercise all of the powers hereby given. The undersigned hereby revokes any proxy heretofore given to vote at such meeting.
This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no choice is specified, this proxy will be voted “FOR” the nominees named hereon, and “FOR” proposal 2.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
(Continued and to be marked, dated and signed, on the other side)